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Exhibit 99
                                                                 PR NEWSWIRE

                    NORTH EUROPEAN OIL ROYALTY TRUST
                      ANNOUNCES THE DISTRIBUTION
                  FOR THE THIRD QUARTER OF FISCAL 2013


Red Bank, N.J.  July 29, 2013   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of $0.49 per unit for the third quarter of fiscal 2013, payable on August 28, 2013 to holders of record on August 16, 2013. Natural gas sold during the second calendar quarter of 2013 is the primary source of royalty income on which the August 2013 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.49 was 19.67%, or $0.12 per unit, lower than the distribution of $0.61 for the third quarter of fiscal 2012. No information on sales or production has yet been received from the operating companies. Specific details will be available in the earnings press release scheduled for release on or about August 13, 2013.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment is added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment is deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. In the quarter just ending, the Trust received an overpayment in the amount of Euros 166,789. This overpayment will be deducted from royalties anticipated to be received in August 2013.

The table below shows an estimate of the amount of royalties anticipated to be received during the fourth quarter of fiscal 2013 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2013. Amounts in dollars are based on the current exchange rate
of 1.3276.   Actual royalty income in dollars is valued based on exchange rates on the days funds are transferred. The August estimate below includes an adjustment for the overpayment of royalties which occurred in the preceding quarter.


Estimated Combined       Combined             Combined            Dollar
    Royalties            Royalties            Royalties          Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
     August            Euros 1,128,836        $1,498,643          $0.163
   September           Euros 1,295,625        $1,720,072          $0.187
    October            Euros 1,295,625        $1,720,072          $0.187
------------------------------------------------------------------------------


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Total distributions declared per unit for the first nine months of fiscal
2013 are $1.72 as compared to $1.95 for the same period last year.
The cumulative 12-month distribution, which includes the August 2013 distribution and the three prior quarterly distributions, is $2.23 per unit. This 12-month cumulative distribution is 13.9% or $0.36 per unit lower than the prior 12-month distribution of $2.59. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.